Exhibit 99.1

Conference Call:	Today, August 14, 2007 at 5:00 p.m. EDT
Dial-in numbers:	800/ 926-4402 (US and CAN) or 212/ 231-2902 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FIRST QUARTER FISCAL 2008 RESULTS

- Gross Profit Margin Rises to a Record 32% and

Gross Profit Rises 32% to $4.7 Million -

San Diego, California, August 14, 2007 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading worldwide provider of third-party video game peripherals, today announced financial results for the fiscal 2008 first quarter ended June 30, 2007.

Net sales for the fiscal first quarter ended June 30, 2007 were $14.6 million, a 19.6% decrease from $18.1 million in the fiscal 2007 first quarter. Gross profit for the quarter increased 31.9% to $4.7 million from $3.5 million in the prior year first quarter. Gross profit margin for first quarter of fiscal 2008 was a record 32.1% compared to 19.6% in fiscal 2007 first quarter. Net loss for the quarter ended June 30, 2007 was $0.2 million, or break-even on a per share basis, compared to a net loss of $0.9 million, or $(0.02) per share, for the quarter ended June 30, 2006. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), was $0.4 million in fiscal 2008 first quarter compared to EBITDA of negative $0.4 million in fiscal 2007 first quarter. A reconciliation of EBITDA to the Company’s net loss on a U.S. GAAP basis is included in the financial tables accompanying this release.

Sales and marketing expenses in the fiscal 2008 first quarter were $1.7 million, or 11.9% of net sales, compared with $2.5 million, or 14.0% of net sales, in the same prior year period. For the quarter ended June 30, 2007, general and administrative expenses were $2.8 million, a 44.3% increase from $1.9 million in the prior year period. Research and development expenses increased to $0.3 million during the first quarter of fiscal 2008 compared with $0.2 million in the same quarter of fiscal 2007. The loss before income taxes for the quarter ended June 30, 2007 was $0.1 million, as compared to the loss before income taxes of $1.2 million in the prior year first quarter.

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Mad Catz Interactive, 8/14/07	page 2

Fiscal 2008 First Quarter Highlights:

•	Operating loss in this seasonally slowest quarter narrowed from $1.2 million in Q1 ‘07 to a first quarter record of $0.2 million in Q1 ‘08;

•	Achieved record quarterly gross margin of 32.1%;

•	EBITDA rose to $0.4 million compared to a negative EBITDA of $0.4 million in Q1 ‘07;

•

Continued geographic diversification as European sales rose 69.4% from year ago levels to $4.2 million reflecting increased demand for new console products as well as increased sales to several key customers;

•

Increased penetration into the current generation console marketplace as sales of products and related accessories for Xbox 360™, Playstation® 3 and Wii™ accounted for 46% of the Company’s net sales as compared to 11% in the prior year period and 39% in the fourth quarter of fiscal 2007;

•

Continued efforts to maintain strong balance sheet as net working capital increased to $14.6 million from $5.5 million (165%), net debt (outstanding bank debt less cash) was reduced by $10.7 million (97%) and inventory was further reduced by $0.3 million (2%) from the same period in fiscal 2007;

•	Continued to align current and upcoming Mad Catz products with professional sports leagues and highly-anticipated software releases:

•	Entered into license agreements with Microsoft and Bioware® to produce a new line of customized accessories to support the highly-anticipated upcoming launches of Halo® 3 and Mass Effect™ video games;

•

Entered into a license agreement with Ubisoft to produce a new line of customized accessories to support the highly-anticipated upcoming launches of Assassin’s Creed™ and Tom Clancy’s Splinter Cell Conviction™ video games;

•	Entered into a license agreement with the National Hockey League (“NHL”) to produce branded controllers and related accessories; and,

•	Renewed and/or expanded license agreements with the major sports leagues including the National Football League (“NFL”), National Basketball Association (“NBA”) and Major League Baseball (“MLB”).

Commenting on the results, Darren Richardson, Mad Catz’ President and CEO, stated, “During the first quarter, Mad Catz continued to see the benefits of our initiatives to add higher margin products and selectively eliminate existing products while improving operating efficiencies. Despite the fact that year-over-year net sales decreased due to contributions from Real World Golf sales in the prior year first quarter and ongoing effects of the console transition, we were able to achieve record gross margin levels of over 32% fueled by the continued elimination of select low margin product placements, lower inventory levels and decreased distribution costs. As a result of our improved operating efficiencies we were able to make meaningful progress toward profitability during what is seasonally our slowest quarter, and posted break-even EPS versus a $0.02 per share loss in the year-ago period.

“In addition to our progress over the past several quarters in driving operating efficiencies, we’ve also developed and acquired rights to an entertaining and diverse set of upcoming products. Mad Catz now has license agreements in place to create customized products and accessories for attractive brands including each of the four major sports leagues as well as agreements to produce accessories to

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Mad Catz Interactive, 8/14/07	page 3

accompany the launches of some of the most highly-anticipated software titles of the upcoming holiday season including Halo 3, Mass Effect, Assassin’s Creed and Tom Clancy’s Splinter Cell Conviction. In addition to these entertainment and sports licenses, we are diversifying our product offerings via adjacent categories and we plan to launch our proprietary AirDrives personal audio hybrid earphones utilizing the InAir™ Technology this fall. We are very excited by the prospects for this innovative technology as it creates a unique opportunity for listeners to integrate music into their every day activities, eliminating the need to choose between music and social interaction. Further, a recent study conducted by the San Diego Hearing Center demonstrates that AirDrives are the first earphones approved for all-day listening in accordance with House Ear Institute and Occupational Health & Safety Administration (OHSA) standards. We believe these health and safety benefits augment AirDrives’ distinctive appeal.”

Mr. Richardson concluded, “With our seasonally slowest quarter now behind us, the benefit of a broad portfolio of licensed brands and continued penetration into the current generation console marketplace, Mad Catz is poised to enter what will be an important holiday season. We are entering this period with improved levels of operational and working capital efficiency as well as early sales momentum of products and accessories for the current generation consoles. While we will continue to feel the effects of a difficult operating environment related to the prior generation of consoles, we believe we are well-positioned to take advantage of the opportunities ahead as the installed base of current generation consoles continues to grow. We are also continuing our ongoing efforts to expand our portfolio of relevant licenses, broaden our offerings into adjacent product categories and develop attractive hardware-software bundles, and we look forward to reporting our progress on these efforts as we seek to increase shareholder value throughout the remainder of the fiscal year.”

The Company will host a conference call and simultaneous webcast today August 14, 2007, at 5:00 p.m. EDT. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation # 21345986) or, for International callers, at 402/977-9140.

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz sells its products to most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments except as may be required by law. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” the negative of such expressions, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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Mad Catz Interactive, 8/14/07	page 4

MAD CATZ INTERACTIVE, INC.

Consolidated Statements Of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended June 30,
	2007	2006
Net sales	$14,578	$18,141
Cost of sales	9,899	14,594

Gross profit	4,679	3,547
Operating expenses:
Sales and marketing	1,733	2,544
General and administrative	2,800	1,940
Research and development	314	219

Total operating expenses	4,847	4,703

Operating loss	(168)	(1,156)
Interest expense, net	(99)	(273)
Foreign exchange gain, net	30	162
Other income	91	57

Loss before income taxes	(146)	(1,210)
Income tax expense (benefit)	35	(334)

Net loss	$(181)	$(876)

Net loss per share:
Basic and diluted	$(0.00)	$(0.02)

Number of shares used in computation:
Basic and diluted	54,355,326	54,244,383

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Mad Catz Interactive, 8/14/07	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(in thousands of US$)

	June 30, 2007	March 31, 2007

	(unaudited)
Assets
Current assets:
Cash	$1,939	$2,350
Accounts receivable, net	11,100	13,937
Other receivables	605	542
Inventories	13,859	12,804
Deferred tax assets	2,009	2,009
Other current assets	1,537	1,385

	31,049	33,027
Deferred tax assets Deferred financing fees	1,871 78	1,801 86
Property and equipment, net	1,601	1,658
Intangible assets, net	1,675	1,848
Goodwill	17,483	17,483

Total assets	$53,757	$55,903

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$2,293	$1,345
Accounts payable and accrued liabilities	13,861	16,847
Income taxes payable	262	484

	16,416	18,676
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,873,549 and 54,244,383 shares issued and outstanding at June 30, 2007 and March 31, 2007, respectively	47,430	47,105
Other comprehensive income—cumulative translation adjustment	2,585	2,615
Accumulated deficit	(12,674)	(12,493)

Total shareholders’ equity	37,341	37,227

Total liabilities and shareholders’ equity	$53,757	$55,903

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Mad Catz Interactive, 8/14/07	page 6

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales are attributable to the following geographic regions:

	Three Months Ended June 30,
	2007	2006
Net sales
United States	$9,715	$13,689
Europe	4,171	2,462
Canada	686	1,881
Other countries	6	109

	$14,578	$18,141

EBITDA Reconciliation

EBITDA represents net income plus interest, taxes, depreciation and amortization.

	Three Months Ended June 30,
	2007	2006
Net income (loss)	$(181)	$(876)
Adjustments:
Interest expense	99	273
Income tax expense (benefit)	35	(334)
Depreciation and amortization	448	511

EBITDA	$401	$(426)

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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